Exhibit 5.1

April 21, 2023 U.S. Bancorp 800 Nicollet Mall Minneapolis, Minnesota 55402	Mayer Brown LLP 71 South Wacker Drive Chicago, IL 60606 United States of America T: +1 312 782 0600 F: +1 312 701 7711 mayerbrown.com

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We have represented U.S. Bancorp, a Delaware corporation (the “Company”), in connection with its filing of a registration statement on Form S-3 (No. 333-270467), including the prospectus constituting a part thereof, dated March 10, 2023 (the “Registration Statement”), with the Securities and Exchange Commission (the “Commission”) on March 10, 2023 and its filing of the prospectus supplement, dated April 21, 2023 (the “Prospectus Supplement”), with the Commission on the date hereof for the purpose of registering under the Securities Act of 1933, as amended (the “Act”), among other securities, an unspecified principal amount of the Company’s Medium-Term Notes, Series CC (Senior) (the “Series CC Notes”), and Medium-Term Notes, Series DD (Subordinated) (the “Series DD Notes” and, together with the Series CC Notes, the “Securities”). The Series CC Notes are issuable pursuant to an Indenture, dated as of October 1, 1991, as amended by a First Supplemental Indenture, dated as of April 21, 2017 (as so amended, the “Senior Note Indenture”), between the Company and Citibank, N.A., as trustee (the “Senior Note Trustee”). The Series DD Notes are issuable pursuant to an Indenture, dated as of October 1, 1991, as amended by a First Supplemental Indenture, dated as of April 1, 1993, and a Second Supplemental Indenture, dated as of April 21, 2017 (as so amended, the “Subordinated Note Indenture” and, together with the Senior Note Indenture, the “Indentures”), between the Company and Citibank, N.A., as trustee (the “Subordinated Note Trustee” and, together with the Senior Note Trustee, the “Trustees”). Certain terms of the Securities will be established by or pursuant to resolutions of the Company’s board of directors (the “Corporate Proceedings”).

This opinion is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

In rendering the opinions expressed herein, we have examined (i) the Registration Statement; (ii) the Prospectus Supplement; (iii) executed copies of the Indentures; (iv) an executed copy of the Officers’ Certificate and Company Order Series CC (Senior), establishing the forms and certain terms of the Series CC Notes; (v) an executed copy of the Officers’ Certificate and Company Order Series DD (Subordinated), establishing the forms and certain terms of the Series DD Notes; and (vi) the forms of the Securities.

In addition, we have examined such other documents, certificates and opinions and have made such further investigation as we have deemed necessary or appropriate for the purposes of the opinions expressed below. In expressing the opinions set forth below, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as certified, conformed or photostatic copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing any document. As to all parties other than the Company, we have assumed the due authorization, execution and delivery of all documents, and we have assumed the validity and enforceability of all documents against all parties thereto, other than the Company, in accordance with their respective terms. As to matters of fact material to our opinions, we have, to the extent we deemed such reliance appropriate, relied upon certificates of officers of the Company and of public officials with respect to the Company.

Mayer Brown is a global services provider comprising an association of legal practices that are separate entities including
Mayer Brown LLP (Illinois, USA), Mayer Brown International LLP (England), Mayer Brown (a Hong Kong partnership)
and Tauil & Chequer Advogados (a Brazilian partnership).

Mayer Brown LLP

April 21, 2023

Based upon and subject to the foregoing, and having regard for legal considerations that we deem relevant, we are of the opinion that:

(1)            assuming the Corporate Proceedings have been completed and that the Series CC Notes have been executed and delivered by the Company and authenticated by the Senior Note Trustee in accordance with the Senior Note Indenture and payment therefor has been received by the Company, the Series CC Notes will constitute valid and legally binding obligations of the Company entitled to the benefits of the Senior Note Indenture, except that (a) the enforceability thereof may be subject to (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to or affecting creditors’ rights or remedies generally and (ii) general principles of equity and to the discretion of the court before which any proceedings therefor may be brought (regardless of whether enforcement is sought in a proceeding at law or in equity) and (b) the enforceability of provisions imposing liquidated damages, penalties or an increase in interest rate upon the occurrence of certain events may be limited in certain circumstances; and

(2)            assuming the Corporate Proceedings have been completed and that the Series DD Notes have been executed and delivered by the Company and authenticated by the Subordinated Note Trustee in accordance with the Subordinated Note Indenture and payment therefor has been received by the Company, the Series DD Notes will constitute valid and legally binding obligations of the Company entitled to the benefits of the Subordinated Note Indenture, except that (a) the enforceability thereof may be subject to (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to or affecting creditors’ rights or remedies generally and (ii) general principles of equity and to the discretion of the court before which any proceedings therefor may be brought (regardless of whether enforcement is sought in a proceeding at law or in equity) and (b) the enforceability of provisions imposing liquidated damages, penalties or an increase in interest rate upon the occurrence of certain events may be limited in certain circumstances.

Mayer Brown LLP

April 21, 2023

We note that, as of the date of this opinion, a judgment for money in an action based on the Securities in a federal or state court in the United States ordinarily would be enforced in the United States only in United States dollars, and the date used to determine the rate of conversion of foreign currencies or currency units into United States dollars would depend upon various factors, including which court renders the judgment. A state court in the State of New York rendering a judgment on such Securities would be required under Section 27 of the New York Judiciary Law to render such judgment in the foreign currency in which the Securities are denominated, and such judgment would be converted into United States dollars at the exchange rate prevailing on the date of entry of the judgment.

We are admitted to practice law in New York and our opinions expressed herein are limited solely to the Federal laws of the United States of America, the laws of the State of New York and the General Corporation Law of the State of Delaware, and we express no opinion herein concerning the laws of any other jurisdiction.

In rendering the foregoing opinions, we are not passing upon, and assume no responsibility for, any disclosure in the Registration Statement, the Prospectus Supplement or any related pricing supplement, term sheet or other offering material regarding the Company or the Securities or their offering and sale.

This opinion speaks as of the date hereof. We assume no obligation to update or supplement this opinion to reflect any facts or circumstances that may hereafter come to our attention or any changes in applicable law that may hereafter occur.

We hereby consent to the filing of this opinion as an exhibit to the Company’s current report on Form 8-K filed with the Commission on the date hereof and its incorporation by reference into the Registration Statement and to the reference to this firm under the captions “Validity of Securities” in the Registration Statement and “Legal Matters” in the Prospectus Supplement. If a pricing supplement relating to the offer and sale of any particular Securities is prepared and filed by the Company with the Commission on a future date and the pricing supplement contains a reference to this firm and our opinion substantially in the form set forth below, this consent shall apply to that opinion and to all references to this firm in such pricing supplement:

“In the opinion of Mayer Brown LLP, as counsel to the Company, when the notes offered by this pricing supplement have been executed and delivered by the Company and authenticated by the trustee in accordance with the indenture and when payment therefor is received by the Company, the notes will constitute valid and legally binding obligations of the Company entitled to the benefits of the indenture, except that (a) the enforceability thereof may be subject to (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to or affecting creditors’ rights or remedies generally and (ii) general principles of equity and to the discretion of the court before which any proceedings therefor may be brought (regardless of whether enforcement is sought in a proceeding at law or in equity) and (b) the enforceability of provisions imposing liquidated damages, penalties or an increase in interest rate upon the occurrence of certain events may be limited in certain circumstances. This opinion is given as of the date hereof and is limited solely to the Federal laws of the United States of America, the laws of the State of New York and the General Corporation Law of the State of Delaware. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and the genuineness of signatures and certain factual matters, all as stated in the opinion of such counsel dated April 21, 2023, which has been filed as Exhibit 5.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 21, 2023.”

Mayer Brown LLP

April 21, 2023

In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Mayer Brown LLP

Mayer Brown LLP